Exhibit 99.2

FOR IMMEDIATE RELEASE

Investor Contacts:
Richard T. Schumacher, President and CEO	(508) 230-1828 (T)
Nathan P. Lawrence, Vice President, Marketing and Sales	(508) 230-1829 (F)

Pressure BioSciences Receives First Purchase Order
 for its Barozyme HT48 High-throughput System

  Evaluation Program to End Early Following Placement of Three Additional Barozyme HT48 Systems; Accelerated Marketing Campaign to Launch Commercialization of the
 High-throughput PCT-based System

South Easton, MA, February 10, 2015 – Pressure BioSciences, Inc. (OTCQB: PBIO) (“PBI” or the “Company”), a leader in the development and sale of broadly enabling sample preparation solutions using pressure cycling technology (“PCT”)-based instruments and consumables to the worldwide life sciences industry, today announced the receipt of the first purchase order for its new Barozyme HT48 High-throughput System.  The Company also announced the receipt of a request for a quotation for the possible purchase of a second Barozyme HT48 System; the request came from an existing European customer.

In September 2014, the Company announced plans to build and ship nine Barozyme HT48 High-throughput Systems for independent evaluation.  In November and December 2014, the Company announced the installation of the first three evaluation systems. The chosen sites were (i) a leading U.S. biotechnology company, (ii) Dr. Radoslav Goldman’s laboratory at Georgetown University, (ii) Dr. William Funk’s laboratory at the Feinberg School of Medicine (Northwestern University). The purchase order for the Barozyme HT48 System came from the leading U.S. biotechnology company. This Company already owns and routinely uses two NEP2320 Barocycler instruments.

Dr. Nathan Lawrence, VP of Marketing and Sales of PBI, said: “Our evaluation sites have done a terrific job of generating very valuable information in a relatively short period of time. Early results show: (i) the Barozyme HT48 works as well in the hands of independent scientists as it does in our own, (ii) data generated by the Barozyme HT48 are comparable to data generated by the NEP2320, when compared using the same pressure and time parameters, and (iii) data generated using the Barozyme’s BaroFlex 8-well processing strips (which allow the Barozyme HT48 to process up to six strips or 48 samples simultaneously) compare well with data generated using the Company’s existing NEP2320 MicroTube reaction vessel (used to process one sample at a time).”

Dr. Lawrence continued: “Based on the results generated by the evaluation sites, we were able to complete our design optimization with key modifications to both the software and hardware of the Barozyme HT48 System.  We believe these improvements will make the Barozyme HT48 System even more versatile, accurate, and robust in serving our customer’s needs.  Consequently, we believe the Barozyme HT48 System is now ready for a focused marketing and sales effort.”

Mr. Richard T. Schumacher, President and CEO of PBI said: “We plan to install three more evaluation systems in the coming weeks: one at an academic research facility in MA, one at a cancer research company in CA, and one in a well-known, non-profit research center in Sweden. We expect the three new sites, like the existing three sites, to generate, publish, and present data that we expect will provide strong support to our Barozyme HT48 sales efforts.”
Mr. Schumacher concluded: “Due to the rapid success of the evaluation program, we have decided to end the program early, after six installations and not after the planned nine.  This will allow the upgrade of the last three systems with improvements dictated by the evaluation data generated thus far, and to have them ready for sale in the 2015 second quarter. We are excited about this important transition point for PBI.”

About the Barozyme HT48 High-throughput System
The Barozyme HT48 is a first-in-class, high throughput, PCT-based instrument. It is capable of processing up to 48 samples simultaneously using the Company’s proprietary BaroFlex 8-well, single-use processing strips. Together, the new Barozyme HT48 instrument and BaroFlex 8-well processing strips make up the Barozyme HT48 High-throughput System (the “Barozyme HT48 System”).

The Barozyme HT48 System was designed for rapid, high quality protein digestion - a universally important procedure that the Company estimates is conducted in thousands of laboratories worldwide.  The ability of the Barozyme HT48 System to process up to 48 samples simultaneously in the universally accepted “microplate” format is a major improvement in the throughput of sample handling. This is a critical capability needed to interface PCT-based sample preparation smoothly with essential modern laboratory automation. The new BaroFlex format of disposable sample containers in 8-well strips lowers the total cost per sample processed by PCT and facilitates integration of PCT processing with robotic automation essential to the throughput and efficiency of modern laboratories. Lastly, the Barozyme HT48 Systems’ computer control was designed to meet GLP compliance demands of biopharmaceutical quality control and clinical proteomics labs.

About Pressure BioSciences, Inc.
Pressure BioSciences, Inc. (“PBI”) (OTCQB: PBIO) develops, markets, and sells proprietary laboratory instrumentation and associated consumables to the estimated $6 billion life sciences sample preparation market. Our products are based on the unique properties of both constant (i.e., static) and alternating (i.e., pressure cycling technology, or PCT) hydrostatic pressure. PCT is a patented enabling technology platform that uses alternating cycles of hydrostatic pressure between ambient and ultra-high levels to safely and reproducibly control bio-molecular interactions. To date, we have installed over 250 PCT systems in approximately 160 sites worldwide. There are over 100 publications citing the advantages of the PCT platform over competitive methods, many from key opinion leaders. Our primary application development and sales efforts are in the biomarker discovery and forensics areas. Customers also use our products in other areas, such as drug discovery & design, bio-therapeutics characterization, soil & plant biology, vaccine development, histology, and counter-bioterror applications.

Forward Looking Statements
Statements contained in this press release regarding PBI's intentions, hopes, beliefs, expectations, or predictions of the future are "forward-looking'' statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon the Company's current expectations, forecasts, and assumptions that are subject to risks, uncertainties, and other factors that could cause actual outcomes and results to differ materially from those indicated by these forward-looking statements. These risks, uncertainties, and other factors include, but are not limited to, the risks and uncertainties discussed under the heading "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2013, and other reports filed by the Company from time to time with the SEC. The Company undertakes no obligation to update any of the information included in this release, except as otherwise required by law.

For more information about PBI and this press release, please click on the following website link:
http://www.pressurebiosciences.com
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